UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2010 (May 4, 2010)

ERHC ENERGY INC.
(Exact name of registrant as specified in its charter)

Colorado	000-1-7325	88-0218499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5444 Westheimer Road, Suite 1440, Houston, Texas		77056
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		(713) 626-4700

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On May 3, 2010, ERHC Energy Inc. (the “Company”) issued a news release announcing the appointment of Peter Ntephe as chief executive officer. The news release also announced election of three new directors by the shareholders at the Company's Annual Shareholders’ Meeting on April 27, 2010. Shareholders elected Leslie Blair, Friday Oviawe and Peter Ntephe. They join ERHC’s re-elected directors, Ambassador (rtd.) Howard Jeter and Dr. Andrew Uzoigwe. Mr. Oviawe, one of the newly elected directors, is a Certified Public Accountant and has been appointed the Chairman of ERHC’s Audit Committee.  The directors’ terms of office will run until the Company’s next Annual Shareholders Meeting.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECOTRS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective April 27, 2010, shareholders of ERHC Energy Inc. ("Company") elected three new directors to fill vacant positions on the Company’s board of directors:

i. Leslie Blair ii. Peter Ntephe  iii. Friday Oviawe, CPA

Mr. Blair and Mr. Oviawe shall serve as independent non-executive directors while Mr. Ntephe shall be an executive director.

Shareholders also voted to ratify MaloneBailey LLP as the Company's independent accountants for the 2010 fiscal year.

Effective April 28, 2010, the Company’s board took the following decisions and carried out the following actions:

1.  Mr. Oviawe, being a person qualified to be an audit committee chairman and financial expert, was appointed the chairman and financial expert of the audit committee.

2.  Mr. Ntephe was appointed chief executive officer.

Mr. Blair, 57, has more than 35 years of upstream oil and gas industry experience principally in Asia and West Africa.  From 1998 he was with  the Addax Petroleum Corporation where he  held several senior management positions including Managing Director, Middle East (based in Dubai), General Manager, Taq Taq Operating Company  (based in Kurdistan, Iraq), and Executive Director Business Development (based in Nigeria). Mr. Blair played a big part in building Addax Petroleum into the largest independent oil company in Nigeria with production rising from 8,000 bopd to over 120,000 bopd in ten years.  He was also instrumental in Addax Petroleum’s acquisition of interests in the Nigeria-Sao Tome and Principe Joint Development Zone as well as other interests in OPL 291 and the Okwok Field in Nigeria.  Addax Petroleum was recently acquired by the Sinopec Group and Mr. Blair resigned his position in January 2010.  Prior to joining Addax Petroleum, Mr. Blair was General Manager/Commercial Manager, Hardy Oil and Gas Company in India from 1996 to 1998. Prior to that he was based in Vietnam from 1989 to 1996 initially with Enterprise Oil plc, a major independent oil company based in Ho Chi Minh City, as Finance Manager and latterly as General Manager, British Gas Exploration and Production where he directed the upstream activities and together with a downstream British Gas/BP team produced the first National Gas Master Plan which was subsequently adopted by the Vietnamese Government.   Mr. Blair is a fellow of the Chartered Association of Certified Accountants and he has a Master of Arts Degree in Economics and Finance from Aberdeen University, Scotland.

Mr. Ntephe, 43, has been the Chief Operating Officer and acting Chief Executive Officer of ERHC Energy from 2008.  Mr. Ntephe has been involved in fundamental aspects of the Company's executive management since 2001, having joined initially as Corporate Secretary.  His roles have included key participation in the negotiation, securing and maintenance of the Company's oil and gas interests in the Gulf of Guinea.  As Chief Operating Officer and acting Chief Executive Officer, he oversees the executive management of ERHC Energy and its subsidiaries.  He is responsible for ensuring that the group's strategic objectives are met.  Mr. Ntephe has had a career spanning over 22 years, in the public and private sectors. Mr. Ntephe has a Master of Science degree from the University of Oxford. He also has three degrees in law (including one with a specialization in regulatory issues from the University of London) and a degree in management from Brunel University, London.   Mr. Ntephe has taught Business Law as part of adjunct faculty in the Business School of the American Intercontinental University, London.

Mr. Oviawe, 49, is the Managing Partner/CEO of Jackson Friday CPA, LLC (“the Firm”). He has over 20 years of professional audit and accounting experience. The Firm is involved in providing tax, audit and accounting services to small and medium-sized companies.  Prior to establishing the Firm, Mr. Oviawe worked at BDO, Seidman, LLP as a Senior Audit Manager in General Audit Services. Before joining BDO Seidman, Friday Oviawe was a Manager in the New York office of McGladrey & Pullen, LLP where he provided audit and business advice services to middle market companies in both the private and public sectors and not-for-profit organizations including A-133 Audits. Before joining McGladrey & Pullen, Mr. Oviawe spent over six years with Mitchell & Titus, LLP.  At Mitchell & Titus, he provided audit and business services to fortune 500 companies as well as small and medium-sized companies.  Mr. Oviawe is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants (AICPA). Mr. Oviawe is a Chartered Accountant as well as a Chartered Banker.  In addition, he holds Bachelors and Masters Degrees in Finance.

There is no arrangement or understanding between either Mr. Blair, Mr. Ntephe or Mr. Oviawe and any other person pursuant to which Mr. Blair, Mr. Ntephe or Mr. Oviawe was selected as a director. Neither Mr. Blair, Mr. Ntephe nor  Mr. Oviawe has a family relationship with any officer or director of the Company. Further, neither Mr. Blair, Mr. Ntephe nor Mr. Oviawe has been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-K between the Company and him. As of the date of the filing of this report, it has been determined that Mr. Oviawe will serve on the audit committee as the committee's chairman and financial expert. Neither Mr. Blair nor Mr. Ntephe has been appointed to any committee for the time being.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERHC ENERGY INC.

Dated :May 4, 2010	By:	/s/ Peter Ntephe
		Name:	Peter Ntephe
		Title:	Chief Executive Officer